Exhibit 10.01

April 28, 2025

Peggy Alford
c/o eBay
2065 Hamilton Avenue San Jose, CA 95125

Dear Peggy:

eBay Inc. (the “Company” or “eBay”) is pleased to offer you employment on the terms and conditions set forth in this offer letter (the “Offer Letter”). The Company agrees to employee you in the exempt position of Strategic Advisor commencing on May 5, 2025. On May 12, 2025, you will assume the role and responsibilities of eBay’s Chief Financial Officer, and your title will change to Senior Vice President, Chief Financial Officer. The terms and conditions of this Offer Letter have been approved by the Compensation and Human Capital Committee of the eBay Board of Directors.

Cash Compensation

Your salary shall be set at a bi-weekly rate of $32,692.31, which is equivalent to an annual base salary of $850,000.06.

You will be eligible to participate in the eBay Incentive Plan (eIP) with an annual bonus based on individual achievement as well as company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 100% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period. There is no guarantee any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP. To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The payment of any bonus is at eBay’s sole and absolute discretion and subject to the terms and conditions of the eIP. eBay reserves the right, in its sole discretion, to amend, change or cancel the eIP at any time.

Equity Compensation

You will be granted two awards of restricted stock units (“RSUs”) and an award of performance-based restricted stock units (“PBRSUs”), as described in the following paragraphs. The grants of RSUs and PBRSUs will be made on the 15th of the month following the month you start work. The grants are described as a U.S. dollar value. For the RSU awards, the number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU awards by the Average eBay Closing Price (as described below) and rounding up to the nearest whole number of shares of eBay common stock. For the PBRSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price, rounded up to the nearest whole number of shares of eBay common stock. The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period of 10 consecutive trading days ending on (and including) the last trading day prior to the date of grant.

In accordance with the methodology above, you will be granted an award of RSUs valued at USD $3,600,000 to be granted under the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award each three-month period thereafter.

You will also be granted an award of PBRSUs valued at USD $5,400,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The PBRSUs will be subject to performance over the period January 1, 2025 through December 31, 2027 under the 2025-2027 PBRSU cycle and will have the same performance goals and modifiers set for other similarly situated officers in the 2025-2027 PBRSU cycle. The actual amount of the award that is earned will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation and Human Capital Committee. Any PBRSUs earned for this cycle will vest as to 100% of the earned shares in March 2028, subject to your continued employment with an eBay company on the vesting date.

You will also be granted a supplemental equity award of RSUs valued at USD $5,000,000 to be granted under the terms and conditions of the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). The RSUs will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over two years as follows: 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

You will be eligible to receive annual grants under eBay’s annual review process beginning in 2026. Your annual aggregate grant target value is $9,000,000.

All employees are subject to eBay’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of eBay’s Insider Trading Agreement. Please review the Agreement carefully. You will be asked to execute the certification as part of your new hire onboarding process.

Supplemental Payments

You will be eligible to receive a one-time Equity Make-good Payment 1 of $3,925,000. This payment will be paid within two pay periods of your start date, subject to your continued employment on the date of payment. In the event that your employment ceases for reasons of Cause (as this term is defined in the Repayment Requirement Agreement) or resignation prior to completion of one year of service from your start date, the net portion of the Equity Make-good Payment 1 that was paid to you (net of deductions or applicable taxes) is fully refundable to the Company. If your employment ceases for reasons of Cause or resignation after one year, but prior to the third anniversary from your start date, your repayment obligation will be reduced by 1/36th for every full month of active employment. No repayment of the Equity Make-good Payment 1 would be required for termination after three years of employment with the Company. A Repayment Requirement Agreement is attached.

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You will be eligible to receive a one-time Equity Make-good Payment 2 of $2,925,000. This payment will be made with the payroll covering July 1, 2026, subject to your continued employment on the date of payment. In the event that your employment ceases for reasons of Cause (as this term is defined in the Repayment Requirement Agreement) or resignation within two years from the date of payment, the net portion of the Equity Make-good Payment 2 that was paid to you (net of deductions or applicable taxes) is refundable to the Company provided that your repayment obligation will be reduced by 1/24th for every full month of active employment following the date of payment. No repayment of the Equity Make-good Payment 2 would be required for termination after two years of employment with the Company following the date of payment. A Repayment Requirement Agreement is attached.

Employee Benefits

You will be also entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its sole discretion, to amend, change or cancel the benefits at any time.

You will be eligible to accrue 20 days of Paid Time Off (“PTO”) per year.

Work Location

Your work location will be at eBay’s office located in New York, NY.

Severance and Change in Control Protections

Although your employment with the Company shall be “at-will” as set forth below, you will be entitled to severance protection in certain circumstances, as described below.

Termination Outside of a Change in Control Period. You will be eligible to participate in the eBay Inc. SVP & Above Standard Severance Plan, subject to the terms and conditions of the plan as in effect from time to time. Please review the enclosed eBay Inc. SVP and Above Standard Severance Plan and Summary Plan Description for the details on the plan.

Termination During a Change in Control Period. You will be eligible to participate in the eBay Change in Control Severance Plan for Key Employees, subject to the terms and conditions of the plan as in effect from time to time, at Tier 1. Please review the enclosed Change in Control Severance Plan for Key Employees and Summary Plan Description for the details on the plan.

    Other terms; Required Employee Documents and Agreements

All payments and benefits set forth in this letter are subject to, and will be paid net of, all applicable taxes, deductions, and withholdings.

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

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Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by the Company from time to time in its sole discretion.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully. You will be asked to execute the agreements as part of your new hire onboarding process. If you should have any questions about either agreement, please contact me.

This Offer Letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. For the avoidance of doubt, nothing in this Offer Letter is intended to modify the SVP & Above Standard Severance Plan or the eBay Change in Control Severance Plan for Key Employees, and in any circumstance where either plan may be applicable to awards described in this Offer Letter the provisions of the applicable plan shall control. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this Offer Letter by signing and returning a copy of this Offer Letter. All other documents requiring your signature must be submitted either in hard copy or electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

This Offer Letter and your commencement of employment with eBay is contingent upon the results of your background verification, your legal authorization to work for eBay in the United States, and your resignation from your current employer. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Offer Letter.

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We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Jamie Iannone
Jamie Iannone
Chief Executive Officer

ACCEPTED:

/s/ Peggy Alford	Anticipated Start Date: May 5, 2025
Peggy Alford

April 28, 2025
Date

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Repayment Requirement Agreement

In the event that your employment ceases for reasons of Cause (as defined below) or resignation prior to completion of one year of service from your start date, the net portion of the Equity Make-good Payment 1 of $3,925,000 that was paid to you (net of deductions or applicable taxes) is fully refundable to the Company. If your employment ceases for reasons of Cause or resignation after one year, but prior to the third anniversary from your start date, your repayment obligation will be reduced by 1/36th for every full month of active employment. No repayment of the Equity Make-good Payment 1 would be required for termination after three years of employment with the Company.

In the event that your employment ceases for reasons of Cause (as defined below) or resignation within two years of the date of payment, the net portion of the Equity Make-good Payment 2 of $2,925,000 that was paid to you (net of deductions or applicable taxes) is refundable to the Company provided that your repayment obligation will be reduced by 1/24th for every full month of active employment following the date of payment. No repayment of the Equity Make-good Payment 2 would be required for termination after two years of employment with the Company following the date of payment.

You authorize the Company to withhold from any compensation otherwise owed to you at the time of termination any amounts necessary to satisfy your repayment obligations, other than those exempt from attachment under federal and state laws.

For purposes of this Repayment Requirement Agreement, “Cause” shall mean any of the following: (i) your failure to attempt in good faith to substantially perform your assigned duties, other than failure resulting from your death or incapacity due to physical or mental illness or impairment; which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure; (ii) your indictment for, conviction of or plea of nolo contendere to any felony (or any other crime involving fraud, dishonesty or moral turpitude); or (iii) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company, except good faith expense account disputes.

ACCEPTED:

/s/ Peggy Alford
Peggy Alford

4/28/2025
Date

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